Exhibit 99.1

CONTACTS:

MEDIA:

Brian E. Goerke

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC EARNS $354 MILLION IN FIRST QUARTER 2006

– Revenues, deposits and loans grow in double digits over prior year first quarter –

PITTSBURGH, April 20, 2006 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported net income of $354 million, or $1.19 per diluted share, for the first quarter of 2006, compared with income of $354 million, or $1.24 per diluted share, in the first quarter of 2005 and income of $355 million, or $1.20 per diluted share, in the prior quarter.

First quarter 2005 earnings included a one-time tax benefit of $45 million, or $0.16 per diluted share. Adjusting for this item, PNC earned $309 million, or $1.08 per diluted share, for the first quarter of 2005. Earnings and earnings per share increased 15 percent and 10 percent respectively when this item is excluded.

“We are off to a great start, with revenues up 18 percent compared with first quarter last year,” said Chairman and Chief Executive Officer James E. Rohr. “We continue to grow our customer base and consequently, loans and deposits are up year over year, positioning PNC for sustained annual earnings growth. These trends – along with developing our competency to control expenses – should generate positive operating leverage over the course of 2006.”

HIGHLIGHTS

•	Earnings were up year over year when the first quarter 2005 tax benefit is excluded. The increase was driven by a strong first quarter 2006 performance from Retail Banking and BlackRock. Total earnings were flat compared to the prior quarter as the impact of the seasonality of certain revenues was largely offset by disciplined expense management.

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PNC Earns $354 Million in First Quarter 2006 – Page 2

•	Average deposits for the first quarter increased $7.6 billion, or 14 percent, compared with the same quarter in the prior year, primarily the result of an increase in interest-bearing consumer deposits, driven by higher money market deposits and certificates of deposit, as well as growth in demand deposit balances and the expansion into the greater Washington, D.C. area.

•	Average loans for the first quarter of 2006 increased $5.2 billion, or 12 percent, compared with the first quarter 2005, primarily as a result of increased commercial lending, residential mortgage and home equity loans and the expansion into the greater Washington, D.C. area, substantially offset by the impact of deconsolidating the assets of Market Street Funding on October 17, 2005.

•	Asset quality remained very strong.

•	Also in the first quarter, BlackRock announced an agreement to merge with Merrill Lynch’s investment management business. The merger will create the largest publicly traded asset management company, in which PNC will retain a significant interest. PNC expects to record an after-tax gain of approximately $1.6 billion subject to adjustments at closing.

•	In April, PNC announced a 10 percent increase to its second quarter cash dividend on common stock to 55 cents per share, reflecting its commitment to improving shareholder return and confidence in the continued growth in profits.

Return on average common shareholders’ equity was 16.67 percent for the quarter, compared with 19.17 percent in the year-earlier period and 16.91 percent in the fourth quarter of 2005.

The Consolidated Financial Highlights accompanying this news release include a reconciliation of total earnings for all business segments to consolidated net income and a reconciliation of taxable-equivalent net interest income to net interest income as reported under generally accepted accounting principles (GAAP).

BUSINESS SEGMENT RESULTS

Retail Banking

Retail Banking earned $190 million for the quarter, compared with $149 million for the year-ago quarter and $195 million for the fourth quarter of 2005. Compared with the prior year first quarter, revenue increased 14 percent, while noninterest expense increased only 6 percent, driving a 28 percent increase in earnings. The increase in earnings compared with the prior year was driven by higher taxable-equivalent net interest income fueled by continued customer and balance sheet growth along with improved fee income from customers, strong asset quality, and a sustained focus on expense management.

The reduction in earnings from the fourth quarter of 2005 was attributable to lower taxable-equivalent net interest income as a result of fewer days in the first quarter and seasonal declines in small business deposit balances.

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PNC Earns $354 Million in First Quarter 2006 – Page 3

Retail Banking highlights:

•	Achieved positive operating leverage from the prior year quarter and maintained stable operating leverage compared with the linked quarter. The efficiency ratio was 58 percent for the current quarter, compared with 62 percent in the prior year first quarter.

•	Customer growth continued. Checking relationships grew by a net 168,000 since March 31, 2005 due to strong new customer acquisition, retention and expansion into the greater Washington, D.C. area. Checking relationships grew by a net 16,000 since December 31, 2005. This relationship growth has led to consumer-related demand deposits increasing 2 percent since December 31, 2005.

•	Noninterest income for the first quarter of 2006 increased $54 million, or 19 percent, over the prior year quarter and $7 million, or 2 percent, over the fourth quarter of 2005. The growth in fee income from the prior year first quarter was driven by customer growth, expansion of the branch network including a new market, consolidation of the merchant services business and various pricing actions resulting from the One PNC initiative.

•	Noninterest expense for the first quarter of 2006 increased $24 million, or 6 percent, over the prior year first quarter and was relatively unchanged compared with the fourth quarter of 2005. The growth in expenses from the prior year is primarily attributable to expansion into a new market, the consolidation of the segment’s merchant services activities and continued growth of the segment’s branch network.

•	Average loan balances increased $2.6 billion, or 12 percent, compared with the year-earlier period and increased $127 million compared with the prior quarter. Higher small business and home equity loans, as well as an increase in residential mortgages, were the main contributors to the growth over the prior year.

•	Average deposit balances increased $5.0 billion, or 12 percent, over the prior year first quarter and $345 million from the prior quarter. In the current rising rate environment, money market deposits and certificates of deposit have been the major growth products over the periods of comparison, as customers have shifted their deposit balances into higher yielding products.

•	Assets under management were $50 billion at March 31, 2006, an increase of $1 billion compared with March 31, 2005 and December 31, 2005. Asset management fees increased $6 million, or 7 percent, compared with the year earlier period as a result of comparatively higher equity markets, pricing enhancements and expansion into a new market. Customer assets in brokerage accounts totaled $43 billion at March 31, 2006 compared with $39 billion at March 31, 2005.

•	Asset quality remains very strong and stable. Annualized net charge-offs as a percentage of average loans outstanding were .23 percent in the first quarter of 2006.

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PNC Earns $354 Million in First Quarter 2006 – Page 4

Corporate & Institutional Banking

Corporate & Institutional Banking earned $105 million in the first quarter, compared with $110 million in the first quarter of the prior year and $108 million in the fourth quarter of 2005. The decrease when compared with the first quarter of 2005 was primarily the result of increased provision for credit losses. In addition, Harris Williams, which was acquired in the fourth quarter of 2005, had another strong performance and was the primary contributor to both revenue and noninterest expense growth when compared with the prior year period.

The earnings decrease compared with the fourth quarter of 2005 was attributable to decreased noninterest and net interest income, partly offset by a lower provision for credit losses.

Corporate & Institutional Banking results were highlighted by:

•	Average loan balances increased $962 million, up 5 percent from the same quarter in the prior year. The prior year included $2.1 billion in loans from the Market Street Funding commercial paper conduit that was deconsolidated in October of 2005. Excluding the impact of deconsolidating the conduit, average loan balances increased approximately $3.1 billion, or 19 percent. The growth in loans was primarily driven by continued strong customer demand and the company’s expansion into the greater Washington, D.C. area.

•	Average deposit balances for the quarter increased $901 million, or 10 percent, compared with the first quarter 2005. The increase was driven by strong growth in deposits from the commercial real estate servicing portfolio of Midland Loan Services, sales of treasury management products and strong liquidity positions within the customer base.

•	The commercial mortgage servicing portfolio was $140 billion at March 31, 2006, an increase of 33 percent from March 31, 2005.

•	Asset quality continues to be very strong. The $12 million provision for credit losses was primarily attributable to loan and loan commitment growth.

BlackRock

BlackRock earned $71 million in the first quarter, an increase of $24 million, or 52 percent, compared with the first quarter of 2005. The increase compared with the first quarter of 2005 was largely the result of a 65 percent increase in investment advisory and administration fees due to an increase in assets under management and increased performance fees, partially offset by increased compensation and benefits, including higher incentive compensation associated with performance fees and a related, one-time estimated expense related to the 2005 acquisition of SSRM Holdings, Inc.

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PNC Earns $354 Million in First Quarter 2006 – Page 5

Assets under management at BlackRock were a record $463 billion at March 31, 2006, compared with $391 billion at March 31, 2005, and $453 billion at December 31, 2005.

PNC owns approximately 69 percent of BlackRock, and BlackRock is consolidated into PNC’s financial statements. Accordingly, approximately 31 percent of BlackRock’s earnings are recognized as minority interest expense in the Corporation’s Consolidated Income Statement and are reflected on a separate line in the Business Earnings Summary table in the Consolidated Financial Highlights.

PFPC

PFPC earned $27 million for the quarter compared with $23 million in the year earlier period and $29 million in the linked quarter. The earnings increase from the first quarter 2005 was a result of higher fund servicing revenue and lower expenses. First quarter 2006 earnings decreased compared with the fourth quarter of 2005, attributable primarily to various tax benefits in the fourth quarter of 2005.

PFPC provided accounting/administration services for $750 billion of net fund assets and provided custody services for $383 billion of fund assets as of March 31, 2006, compared with $745 billion and $462 billion respectively on March 31, 2005 and $835 billion and $476 billion respectively at December 31, 2005. Decreases in both accounting/administration and custody fund assets at March 31, 2006 compared with December 31, 2005 resulted primarily from the deconversion of a major client during the first quarter of 2006, which was partially offset by new business, asset inflows from existing customers and equity market appreciation. Total fund assets serviced by PFPC were $1.9 trillion at March 31, 2006, compared with $1.8 trillion at March 31, 2005 and $1.9 trillion at December 31, 2005.

Other

The “Other” category includes asset and liability management activities, related net securities gains or losses, certain trading activities, equity management activities, differences between business segment performance reporting and financial statement (GAAP) reporting, corporate overhead, and intercompany eliminations. PNC recorded a net loss of $17 million in Other for the quarter compared with a net loss of $28 million in the fourth quarter of 2005 and net earnings of $39 million in the first quarter of 2005. Net earnings for the first quarter of 2005 included the benefit of the reversal of $45 million in deferred tax liabilities related to the transfer of PNC’s ownership of BlackRock from PNC Bank, N.A. to its intermediate bank holding company.

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PNC Earns $354 Million in First Quarter 2006 – Page 6

CONSOLIDATED REVENUE REVIEW

Taxable-equivalent net interest income totaled $563 million for the quarter, an increase of 10 percent compared with $512 million in the year-earlier period and a decrease of 1 percent compared with $568 million in the fourth quarter of 2005. The increase in net interest income over the same quarter in the prior year was largely the result of higher income associated with increased interest-earning assets, partially offset by the higher cost of deposits. Net interest income decreased compared with the linked quarter primarily due to fewer days in the first quarter and other seasonal factors. The net interest margin in the first quarter of 2006 was 2.95 percent, compared with 3.02 percent in the year-earlier period and 2.96 percent in the fourth quarter of 2005.

Noninterest income totaled $1.185 billion for the first quarter of 2006, a 22 percent increase compared with $974 million for the same quarter in the prior year, and a 3 percent increase compared with $1.154 billion in the fourth quarter of 2005. The first quarter increase compared with the first quarter of 2005 primarily resulted from higher asset management fees, increased retail banking fees and increased corporate services fees. The increase from the fourth quarter 2005 was primarily the result of increased asset management fees.

CONSOLIDATED EXPENSE REVIEW

Noninterest expense totaled $1.171 billion for the first quarter of 2006, a 17 percent increase compared with $1.000 billion in the first quarter of 2005 and a 2 percent increase compared with $1.145 billion in the fourth quarter of 2005. Increases compared with the same quarter of the prior year were primarily driven by growth at BlackRock and the expansion into the greater Washington, D.C. area, along with the acquisition of Harris Williams and the consolidation of merchant services activities, partially offset by the benefit of the One PNC initiative. The increase related to the linked quarter was driven by BlackRock growth, partially offset by a decrease in banking expenses.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $93.3 billion at March 31, 2006, a 12 percent increase compared with $83.4 billion at March 31, 2005, and a 1 percent increase compared with $92.0 billion at December 31, 2005. The increase compared with March 31, 2005 reflected increases in loan and securities balances.

Average loans of $49.1 billion for the quarter increased $5.2 billion over the year-earlier period and $363 million over the linked period. The increase over the first quarter 2005 was driven by continued improvements in market loan demand, targeted sales efforts across PNC’s banking businesses and the company’s expansion in the greater Washington, D.C. area, partially offset by the impact of deconsolidating the assets of Market Street Funding in October 2005. The increase over the linked quarter was primarily the result of an increase in commercial and residential mortgage loans.

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PNC Earns $354 Million in First Quarter 2006 – Page 7

Average securities for the first quarter of 2006 were $20.9 billion, an increase of $4.0 billion, or 24 percent, compared with the first quarter of 2005 and up slightly compared with the linked quarter.

Average deposits of $61.0 billion increased $7.6 billion, or 14 percent, compared with the same quarter in the prior year and increased $131 million, or .2 percent, compared with the linked quarter. Average deposits increased compared with the same quarter in the prior year largely as a result of increases in noninterest-bearing and money market deposits, retail certificates of deposit and the expansion into the greater Washington, D.C. area.

The company repurchased no common shares during the quarter under its current common stock repurchase program. The board has authorized a repurchase of 20 million shares of common stock, and management expects to be more active in share repurchases when the current blackout period ends.

ASSET QUALITY REVIEW

Overall asset quality remained very strong as the company continued to focus on lending that meets prudent risk-reward parameters. The provision for credit losses for the quarter was $22 million, compared with $8 million in the first quarter of the prior year and $24 million in the fourth quarter of 2005. The increase in the provision compared with the first quarter 2005 was primarily attributable to growth in loans and loan commitments.

Net charge-offs were $18 million, or .15 percent of average loans, for the quarter, compared with $12 million in the first quarter of 2005 and $41 million in the linked quarter. Charge-offs were higher in the fourth quarter of 2005 largely due to a single leasing customer.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 10 a.m. Eastern Time regarding the topics addressed in this release and the related financial supplement. Investors should call five to 10 minutes before the start of the conference call at (800) 990-2718 or (706) 643-0187 (international), passcode “PNC.” A taped replay of the call will be available for one week at (800) 642-1687 or (706) 645-9291; enter conference ID 7310767. A slide presentation to accompany the conference call remarks may be found at www.pnc.com under “For Investors.”

In addition, Internet access to the call (listen only) and to PNC’s first quarter earnings release and supplemental financial information will be available at www.pnc.com under “For Investors.” A replay of the webcast will be available on PNC’s Web site for 30 days.

The PNC Financial Services Group, Inc., (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

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PNC Earns $354 Million in First Quarter 2006 – Page 8

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and in the conference call regarding this news release, and we may from time to time make other statements, regarding our outlook or expectations for earnings, revenues, expenses and/or other matters regarding or affecting PNC that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties. We provide greater detail regarding these factors in our Form 10-K for the year ended December 31, 2005, including in the Risk Factors and Risk Management sections. Our forward-looking statements may also be subject to other risks and uncertainties including those that we may discuss elsewhere in this news release or in our filings with the SEC, accessible on the SEC’s website at www.sec.gov and on or through our corporate website at www.pnc.com.

•	Our business and operating results are affected by business and economic conditions generally or specifically in the principal markets in which we do business. We are affected by changes in our customers’ financial performance, as well as changes in customer preferences and behavior, including as a result of changing economic conditions.

•	The value of our assets and liabilities as well as our overall financial performance are affected by changes in interest rates or in valuations in the debt and equity markets. Actions by the Federal Reserve and other government agencies, including those that impact money supply and market interest rates, can affect our activities and financial results.

•	Competition can have an impact on customer acquisition, growth and retention, as well as on our credit spreads and product pricing, which can affect market share, deposits and revenues.

•	Our ability to implement our One PNC initiative, as well as other business initiatives and strategies we may pursue, could affect our financial performance over the next several years.

•	Our ability to grow successfully through acquisitions is impacted by a number of risks and uncertainties related both to the acquisition transactions themselves and to the integration of the acquired businesses into PNC after closing. These uncertainties are present in transactions such as the pending acquisition by BlackRock of Merrill Lynch’s investment management business.

•	Legal and regulatory developments could have an impact on our ability to operate our businesses or our financial condition or results of operations or our competitive position or reputation. Reputational impacts, in turn, could affect matters such as business generation and retention, our ability to attract and retain management, liquidity and funding. These developments could include: (a) the resolution of legal proceedings or regulatory and other governmental inquiries; (b) increased litigation risk from recent regulatory and other governmental developments; (c) the results of the regulatory examination process, our failure to satisfy the requirements of agreements with governmental agencies, and regulators’ future use of supervisory and enforcement tools; (d) legislative and regulatory reforms, including changes to laws and regulations involving tax, pension, and the protection of confidential customer information; and (e) changes in accounting policies and principles.

•	Our business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through the effective use of third-party insurance and capital management techniques.

•	Our ability to anticipate and respond to technological changes can have an impact on our ability to respond to customer needs and to meet competitive demands. The adequacy of our intellectual property protection, and the extent of any costs associated with obtaining rights in intellectual property claimed by others, can also impact our business and operating results.

•	Our business and operating results can be affected by widespread natural disasters, terrorist activities or international hostilities, either as a result of the impact on the economy and financial and capital markets generally or on us or on our customers, suppliers or other counterparties specifically.

Also, risks and uncertainties that could affect the results anticipated in forward-looking statements or from historical performance relating to our majority-owned subsidiary BlackRock, Inc. are discussed in more detail in BlackRock’s 2005 Form 10-K, including in the Risk Factors section, and in BlackRock’s other filings with the SEC, accessible on the SEC’s website and on or through BlackRock’s website at www.blackrock.com.

TABULAR MATERIAL FOLLOWS

Consolidated Financial Highlights

The PNC Financial Services Group, Inc.	Page 9

	Quarter ended
Dollars in millions, except per share data Unaudited	March 31 2006	December 31 2005	March 31 2005
FINANCIAL PERFORMANCE

Revenue
Net interest income (taxable-equivalent basis) (a)	$563	$568	$512
Noninterest income	1,185	1,154	974

Total revenue	$1,748	$1,722	$1,486

Net income	$354	$355	$354

Diluted earnings per common share	$1.19	$1.20	$1.24
Cash dividends declared per common share (b)	$.50	$.50	$.50

SELECTED RATIOS

Net interest margin	2.95%	2.96%	3.02%
Noninterest income to total revenue (c)	68	68	66
Efficiency (d)	67	67	68
Return on
Average common shareholders’ equity	16.67%	16.91%	19.17%
Average assets	1.56	1.53	1.72

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation.

(a)	The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than a taxable investment. To provide more meaningful comparisons of yields and margins for all earning assets, we have increased the interest income earned on tax-exempt assets to make it fully equivalent to interest income on other taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) on the Consolidated Income Statement.

The following is a reconciliation of net interest income as reported in the Consolidated Income Statement to net interest income on a taxable-equivalent basis (in millions):

	Quarter ended
	March 31 2006	December 31 2005	March 31 2005
Net interest income, GAAP basis	$556	$555	$506
Taxable-equivalent adjustment	7	13	6

Net interest income, taxable-equivalent basis	$563	$568	$512

(b)	PNC’s Board of Directors approved a quarterly cash dividend payable April 24, 2006 of $.55 per common share, an increase of 10% from the dividend payable in the first quarter.
(c)	Calculated as noninterest income divided by the sum of net interest income (GAAP basis) and noninterest income.
(d)	Calculated as noninterest expense divided by the sum of net interest income (GAAP basis) and noninterest income.

Consolidated Financial Highlights

The PNC Financial Services Group, Inc.	Page 10

	Quarter ended
In millions Unaudited	March 31 2006	December 31 2005	March 31 2005
BUSINESS EARNINGS SUMMARY (a)
Retail Banking	$190	$195	$149
Corporate & Institutional Banking	105	108	110
BlackRock	71	73	47
PFPC	27	29	23

Total business segment earnings	393	405	329
Minority interest in income of BlackRock	(22)	(22)	(14)
Other	(17)	(28)	39

Total consolidated net income	$354	$355	$354

Dollars in millions, except per share data Unaudited	March 31 2006	December 31 2005	March 31 2005
BALANCE SHEET DATA
Assets	$93,257	$91,954	$83,359
Loans, net of unearned income	49,521	49,101	44,674
Allowance for loan and lease losses	597	596	600
Securities	21,529	20,710	18,449
Loans held for sale	2,266	2,449	2,067
Deposits	60,899	60,275	55,169
Borrowed funds	16,440	16,897	14,514
Shareholders’ equity	8,781	8,563	7,579
Common shareholders’ equity	8,774	8,555	7,571
Book value per common share	29.70	29.21	26.78
Common shares outstanding (millions)	295	293	283
Loans to deposits	81%	81%	81%

ASSETS UNDER MANAGEMENT (billions)	$504	$494	$432

FUND ASSETS SERVICED (billions)
Accounting/administration net assets	$750	$835	$745
Custody assets	383	476	462

CAPITAL RATIOS
Tier 1 risk-based (b)	8.8%	8.3%	8.7%
Total risk-based (b)	12.6	12.1	12.6
Leverage (b)	7.6	7.2	7.3
Tangible common (c)	5.2	5.0	5.3
Common shareholders’ equity to assets	9.4	9.3	9.1

ASSET QUALITY RATIOS
Nonperforming assets to loans, loans held for sale and foreclosed assets	.40%	.42%	.35%
Nonperforming loans to loans	.37	.39	.29
Net charge-offs to average loans (for the three months ended)	.15	.33	.11
Allowance for loan and lease losses to loans	1.21	1.21	1.34
Allowance for loan and lease losses to nonperforming loans	328	314	458

(a)	This summary also serves as a reconciliation of total earnings for all business segments to total consolidated net income. Our business segment information is presented based on our management accounting practices and our management structure. We refine our methodologies from time to time as our management accounting practices are enhanced and our businesses and management structure change.
(b)	Estimated for March 31, 2006.
(c)	Common shareholders’ equity less goodwill and other intangible assets (excluding mortgage servicing rights) divided by assets less goodwill and other intangible assets (excluding mortgage servicing rights).